Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated October 4, 2022, included in the Form 1-A of the Regulation A Offering Statement of Caary Capital Ltd. (the Company), with respect to the statement of financial position of the Company as of September 30, 2021 and 2020, and the related statements of operations, changes in shareholders’ equity (deficit), and cash flows for the years then ended.

Los Angeles, California December 23, 2022

Macias Gini & O’Connell LLP
700 South Flower St., Suite 800
Los Angeles, CA 90017	www.mgocpa.com